Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Banc of California, Inc. for the registration of 11,893,692 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements of Banc of California, Inc., and the effectiveness of internal control over financial reporting of Banc of California, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
April 30, 2021